Exhibit 23.3

CONSENT OF KPMG LLP, INDEPENDENT AUDITORS

We consent to the use of our report included in this Form 10-K of Symphonix Devices, Inc. related to Symphonix Devices, Inc. and subsidiaries consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows and the related consolidated financial statement schedule for the year ended December 31, 2000.

/s/    KPMG LLP

San Francisco, California

March 26, 2002